UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

BLACKBAUD, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2000 Daniel Island Drive

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2009

To the Stockholders:

You are cordially invited to attend our 2009 Annual Meeting of Stockholders to be held on Tuesday, June 16, 2009 at 10:00 a.m. Eastern Time at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina for the following purposes:

1.	To elect two Class B directors for a three-year term expiring in 2012;

2.	To approve the Amended and Restated Certificate of Incorporation of Blackbaud, Inc.;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 20, 2009 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Charleston, South Carolina for the ten days prior to the meeting for any purposes related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote your shares by completing, signing, dating and returning your proxy card in the postage-prepaid envelope enclosed for that purpose or, if you are a beneficial holder, in another manner allowed by your broker, bank or other nominee holder of record. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

BLACKBAUD, INC.

Timothy V. Williams,

Chief Financial Officer, Senior Vice President,

Treasurer and Assistant Secretary

Charleston, South Carolina

April 30, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 16, 2009: This Proxy Statement, Blackbaud, Inc.’s Annual Report and Blackbaud, Inc.’s Annual Report on Form 10-K for the 2008 fiscal year are available at http://proxy.blackbaud.com.

BLACKBAUD, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 16, 2009

BLACKBAUD, INC.

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 16, 2009

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held Tuesday, June 16, 2009 at 10:00 a.m. Eastern Time at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 20, 2009 are entitled to notice of and to vote at the meeting.

This Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2008, including financial statements, were first mailed on or about April 30, 2009 to stockholders entitled to vote at the meeting. Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2009 Annual Meeting

Q:	Who may vote at the meeting?

A:	Our Board of Directors set April 20, 2009 as the record date for the meeting. If you owned our common stock at the close of business on April 20, 2009, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 20, 2009, there were 42,823,606 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent these proxy materials to you directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voter instruction card, or voted by telephone or by the Internet.

If you are present in person or by proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The three proposals to be voted on at the meeting are:

1.	To elect two Class B directors for a three-year term expiring in 2012;

2.	To approve the Amended and Restated Certificate of Incorporation of Blackbaud, Inc.; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Can I access these proxy materials on the Internet?

A.	Yes. The Notice, Proxy Statement, proxy card, Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available in PDF and HTML format at http://proxy.blackbaud.com. All materials will remain posted on http://proxy.blackbaud.com until the conclusion of the meeting.

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are the stockholder of record, you may submit your proxy by mail by signing and dating your proxy card and submitting it in the postage-prepaid envelope enclosed with this Proxy Statement. If you are the beneficial owner of the shares, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2009.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors consists of seven members and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class B directors, George H. Ellis and Andrew M. Leitch, have been nominated to fill a three-year term expiring in 2012. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2010 and 2011, respectively, will remain in office.

Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the two Class B nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

The Board of Directors unanimously recommends voting “FOR” the two Class B nominees listed below.

The name of and certain information regarding each Class B nominee as of April 20, 2009 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
	Class B Nominees for a Term Expiring in 2012
George H. Ellis	March 2006	60	Director
Andrew M. Leitch	February 2004	65	Director

	Class C Directors with Terms Expiring in 2010
Marc E. Chardon	November 2005	53	President, Chief Executive Officer and Director
John P. McConnell	March 2006	58	Director

	Class A Directors with Terms Expiring in 2011
Timothy Chou	June 2007	54	Director
Marco W. Hellman	October 1999	47	Chairman of the Board of Directors
Carolyn Miles	March 2007	47	Director

Class B Director Nominees

George H. Ellis joined our Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of Global 360, Inc. since July 2006. He has also served in several capacities at Softbrands, Inc. since its formation, currently as a member of its board of directors and, previously, as its Chairman from October 2001 to October 2006, its Executive Chairman from January 2006 to June 2006 and Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was also the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to July 2002 and served as a director of AremisSoft from April 1999 until February 2001. Mr. Ellis serves on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University.

Andrew M. Leitch was appointed to our Board of Directors in February 2004. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch serves on the board of directors, as the chairman of the audit committee and a member of the compensation committee of Aldila, Inc., a public company. Mr. Leitch also serves on the board of directors and a member of the audit committee of Cardium Therapeutics Inc., also a public company, as well as a director of other independent private companies. Mr. Leitch is a CPA in the State of New York and a Chartered Accountant in Ontario, Canada.

Other Directors Not Up for Re-election at this Meeting

Marc E. Chardon has served as our President, Chief Executive Officer and a member of our Board of Directors since November 2005. Previously, Mr. Chardon served as Chief Financial Officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as General Manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was General Manager of Digital France. He joined Digital in 1984 and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named Director, Office of the President, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/French dual national. He is an economics honors graduate from Harvard College.

Timothy Chou has served on our Board of Directors since June 2007. Mr. Chou co-founded Openwater Networks in November 2005. From November 1999 until January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He has also served as a director for Embarcadero Technologies, Inc. since 2000. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and MS and PhD degrees in Electrical Engineering from the University of Illinois Urbana-Champaign.

Marco W. Hellman has been Chairman of our Board of Directors since 1999. He has been the managing member of HMI Capital, LLC since November 2008. Mr. Hellman was self-employed from March 2001 to November 2008. He has been a Senior Advisor to Hellman & Friedman LLC since February 2009, and was an associate and a Managing Director with that firm between August 1987 and February 2001. Mr. Hellman holds an AB from the University of California at Berkeley and an MBA from Harvard Business School.

Carolyn Miles has served on our Board of Directors since March 2007. Ms. Miles has been Executive Vice President and Chief Operating Officer of Save the Children Federation, Inc., a nonprofit organization, since 2004 and has served in various capacities since joining Save the Children Federation in 1998. Prior to joining Save the Children Federation, Ms. Miles worked with American Express Travel-Related Services in New York and Hong Kong. Ms. Miles holds an MBA from the University of Virginia’s Darden School of Business and a BS from Bucknell University.

John P. McConnell joined our Board of Directors in March 2006. Mr. McConnell is the President and Chief Executive Officer of McConnell Golf, LLC, a position he has held since 2003. Mr. McConnell served as the President and Chief Executive Officer of A4 Health Systems, Inc. from December 1998 until its sale to Allscripts Healthcare Solutions, Inc. in March 2006. Mr. McConnell sat on the board of directors of Allscripts from March 2006 until March 2008. He co-founded Medic Computer Systems, Inc. in 1982 and served as its Chief Executive Officer until its sale to Misys plc in 1997. Mr. McConnell also has served on the board of directors of MED3000, Inc. since June 1996 and the board of directors of RxMedic since January 2007. Mr. McConnell serves on the advisory board for the College of Public Health at the University of North Carolina and the board of directors of the 2004 WakeMed Foundation. He holds a BS in finance from Virginia Tech.

Required Vote

The two nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as Class B directors. In accordance with Delaware law, abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors under Delaware law. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Board Composition

Our Board of Directors is currently comprised of seven directors including Chairman Marco W. Hellman. Due to Mr. Hellman’s increasing responsibilities as the managing member of HMI Capital, he will voluntarily step down as Chairman of our Board effective July 1, 2009 and remain a director of Blackbaud thereafter. Effective July 1, 2009, Andrew M. Leitch will become Chairman of our Board.

Independence of Directors

Our Board of Directors has adopted categorical standards or guidelines to assist it in making independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. Our Board has determined that the following six directors are independent within the meaning of the Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3: Ms. Miles and Messrs. Chou, Ellis, Hellman, Leitch and McConnell. As part of such determination of independence, our Board has affirmatively determined that none of these six directors have a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Chardon, our President and Chief Executive Officer, is the only member of management serving as a director.

Ms. Miles is the Executive Vice President and Chief Operating Officer of Save the Children Federation, a nonprofit organization. Save the Children Federation is a customer of ours and paid us approximately $39,000 and $1,031,112 for software and services in 2007 and 2008, respectively, pursuant to standard customer agreements. Our Board of Directors carefully considered this relationship and determined that it did not interfere with the exercise of Ms. Miles’ independent judgment in carrying out the responsibilities of a director.

Selection of Nominees for our Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director, whether by inclusion of such business in our proxy materials or otherwise, must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than 75 and not less than 45 days before the meeting at which directors are to be elected. Any such notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3.

Our Audit Committee currently comprises Chairman Andrew M. Leitch, George H. Ellis and Marco W. Hellman. Our Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Effective July 1, 2009, our Audit Committee will comprise Chairman George H. Ellis, Andrew M. Leitch and Carolyn Miles. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In that regard, the Audit Committee provides assistance to our Board in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function, the procedures undertaken by the independent registered public accounting firm and our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. It also reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters as appropriate. See “Audit Committee Report” contained in this Proxy Statement.

Our Compensation Committee currently comprises Chairman Marco W. Hellman, Timothy Chou and John P. McConnell. Effective July 1, 2009, our Compensation Committee will comprise Chairman John P. McConnell, Timothy Chou and Andrew M. Leitch. The Compensation Committee reviews and approves annually all compensation decisions relating to officers, including those for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. In addition to reviewing executive officer compensation against that of their contemporaries in our peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executives reporting directly to him as well as other officers. The Compensation Committee also annually reviews and approves the compensation of our directors, based on appropriate factors as determined by the committee, and oversees and administers our compensation and benefit plans and policies. In addition, the Compensation Committee has authority to obtain, at our expense, the advice and assistance from internal or external advisors, experts and others to assist the committee. See “Compensation Discussion and Analysis” contained in this Proxy Statement.

Our Nominating and Corporate Governance Committee currently comprises Chairman George H. Ellis, Marco W. Hellman and Carolyn Miles. Effective July 1, 2009, our Nominating and Corporate Governance Committee will comprise Chairperson Carolyn Miles, George H. Ellis and John P. McConnell. The Nominating and Corporate Governance Committee is appointed to assist our Board of Directors in promoting the best interests of Blackbaud and our stockholders through the implementation of sound corporate governance principles and practices. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines and reviews such Guidelines on a regular basis to confirm compliance with sound corporate governance practices and with any legal, regulatory and Nasdaq requirements and leads the Board in its annual self-evaluation process.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

The Board of Directors also had a Disclosure Committee until June 2008 when it was dissolved and the Audit Committee assumed its responsibilities. The Disclosure Committee reviewed and evaluated public disclosures related to earnings and guidance or other public disclosure matters that were deemed appropriate. The Disclosure Committee was comprised of Chairman Andrew M. Leitch, Marco W. Hellman and John P. McConnell.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.

Information Regarding Meetings of the Board and Committees

During 2008, our Board of Directors held seven meetings and its four committees, the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Disclosure Committee, collectively held 23 meetings. No director attended fewer than 75% of the aggregate of all meetings of our Board and the committees on which he or she served during 2008. The table below provides 2008 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance	Disclosure
Marco W. Hellman	X	Chair	X	X
George H. Ellis	X		Chair
Andrew W. Leitch	Chair			Chair
Timothy Chou		X
John P. McConnell		X		X
Carolyn Miles			X
Marc E. Chardon
Number of meetings held in 2008	9	8	5	1

Although we do not have a formal written policy with respect to Board of Directors members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2008 Annual Meeting.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited, to Board and Committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. We strongly encourage continuing director education, and had a mandatory session as a part of our regular March meeting. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Code of Business Conduct and Ethics and Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. Our Board has also adopted a separate Code of Ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions. We will provide copies of our Code of Business Conduct and Ethics and Code of Ethics without charge upon request. To obtain a copy of our Code of Business Conduct and Ethics or Code of Ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our Code of Business Conduct and Ethics and Code of Ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Communications with our Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board due to the nature or volume of the correspondence.

PROPOSAL TWO

APPROVAL OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF BLACKBAUD, INC.

On March 5, 2009, our Board of Directors unanimously approved our Amended and Restated Certificate of Incorporation, or Amended Certificate, subject to approval by our stockholders. Our Certificate of Incorporation currently provides that we are governed by Section 203 of the Delaware General Corporate Law, or DGCL, which can prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock, but it excludes Hellman & Friedman Capital Partners III, L.P. and its affiliates and transferees, or Hellman & Friedman, from the application of this anti-takeover provision. If approved by our stockholders, the Amended Certificate would subject Hellman & Friedman to Section 203 of the DGCL.

Our Relationship with Hellman & Friedman

When we reincorporated in Delaware, filed our Certificate of Incorporation and completed our initial public offering in 2004, Hellman & Friedman was our largest stockholder, owning approximately 59% of our common stock. Hellman & Friedman has since distributed or sold all of its holdings and is no longer a stockholder. As noted above, our Chairman Marco. W. Hellman, worked at Hellman & Friedman, which was founded by his father, from August 1987 till February 2001, and he has been a Senior Advisor to them since February 2009.

Rationale for Subjecting Hellman & Friedman to Section 203 of the DGCL

We are not proposing to amend and restate our Certificate of Incorporation due to any known efforts by any person or entity to obtain control of Blackbaud. However, in response to recent Delaware judicial decisions, our Board of Directors amended and restated our Bylaws in December 2008 to include various anti-takeover provisions as discussed below and concluded that it also would benefit our stockholders to amend and restate our Certificate of Incorporation to subject Hellman & Friedman to Section 203 of the DGCL. Because Hellman & Friedman held a majority of our stock at the time of our initial public offering, we concluded that it did not make sense to have Section 203 apply to them. However, now that they no longer hold that kind of position in our stock, the Board has concluded that our stockholders would benefit if they had the right to the protections of Section 203 on certain business combinations involving Hellman & Friedman. We do not currently intend to propose other anti-takeover measures in future proxy solicitations.

Effect of Subjecting Hellman & Friedman to Section 203 of the DGCL

In general, Section 203 of the DGCL prevents an “interested stockholder” from completing a “business combination” with a corporation for three years following the time such stockholder became an interested stockholder unless: (1) prior to the time such stockholder became an interested stockholder, the Board of Directors of the corporation approved the combination or transaction which caused the stockholder to become an interested stockholder; (2) upon consummation of the transaction in which the stockholder became an interested stockholder, such stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began (excluding shares owned by directors who are also officers and certain shares owned by employee benefits plans); or (3) after becoming an interested stockholder, the interested stockholder obtains permission of the corporation’s Board of Directors and obtains the vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder, which vote must be taken at a stockholder meeting (rather than by written consent). Section 203 of the DGCL defines “business combination” broadly to include most possible combinations, such as mergers, consolidations and sales of substantially all assets. It also includes certain dispositions of assets not constituting substantially all the assets, as well as certain issuances of shares, rights or options. Section 203 of the DGCL defines an “interested stockholder” as a person or entity that: (1) owns 15% or more of the outstanding voting stock of the corporation; or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior 3 years.

By subjecting Hellman & Friedman to Section 203 of the DGCL, we are broadening the application of Section 203. This could make it difficult for Hellman & Friedman to obtain control of us or initiate actions that are opposed by our Board of Directors including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving us, even if such actions are favorable to the interests of our stockholders.

Anti-Takeover Effects of Existing Provisions in our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws already include the following anti-takeover provisions:

•	Our Board of Directors is classified into three classes, each of which serves for a staggered three-year term;

•	We have 20,000,000 shares of undesignated preferred stock, the terms of which may be established by our Board without the approval of any of our common stockholders;

•	Vacancies on our Board may only be filled by the Board unless the vacancy was caused by stockholder action;

•	Our stockholders may only take corporate action at stockholder meetings and not by written consent;

•

Stockholders must provide us written notice of any business they wish to bring including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise; and

•

The written notice must specify, among other things, the name, age, business address, residence and ownership of our stock of any director nominee and, as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock.

Our Amended Certificate and Bylaws do not provide for cumulative voting for directors.

Required Vote

The Board of Directors has unanimously approved the Amended Certificate and deems it to be advisable and in the best interests of the stockholders. Stockholder approval of the Amended Certificate requires the affirmative vote of the holders of a majority of shares of our common stock issued and outstanding on the record date. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will be counted for purposes of determining the number of shares represented and voting with respect to this proposal. Accordingly, abstentions and broker non-votes will affect the approval of this proposal. The full text of the Amended Certificate is included as Appendix A to this Proxy Statement.

The Board of Directors unanimously recommends voting “FOR” the approval of the Amended and Restated Certificate of Incorporation of Blackbaud, Inc.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP, or PwC, to audit our consolidated financial statements for the fiscal year ending December 31, 2009 and recommends that stockholders vote for ratification of such appointment. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our company and our stockholders.

PwC has audited our financial statements annually since 2000. Representatives of PwC are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2008, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 which is filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Section 10A(m)(3) of the Exchange Act: Chairman Andrew M. Leitch; George H. Ellis; and Marco W. Hellman. Our Board has determined that

Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

PwC served as our independent registered public accounting firm for 2008 and audited our consolidated financial statements for the year ended December 31, 2008.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2007 and 2008. A description of these various fees and services follows the table.

	2007	2008
Audit Fees	$868,117	$950,368
Audit-related Fees	45,706	101,902
Tax Fees	—	—
All Other Fees	—	—

Total	$913,823	$1,052,270

Audit Fees

The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were $868,117 and $950,368 for the years ended December 31, 2007 and 2008, respectively. The increase in audit fees for 2008 was primarily due to additional hours related to Kintera, Inc. and other non-recurring transactions completed in 2008.

Audit-Related Fees

The aggregate audit-related fees billed to us by PwC for the year ended December 31, 2007 were $45,706, primarily related to filing our amended Annual Report on Form 10-K/A for the year ended December 31, 2006. The audit-related fees billed to us by PwC in 2008 were $101,902, primarily related to due diligence procedures in connection with our acquisition of Kintera.

Tax Fees

There were no tax fees billed to us by PwC for the years ended December 31, 2007 and 2008.

All Other Fees

We did not engage PwC for any services other than those listed above during 2007 and 2008.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2008 was compatible with maintaining the independence of PwC.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Andrew M. Leitch, Chairman

George H. Ellis

Marco W. Hellman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 20, 2009, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	each director;

•	each of the named executive officers named in the Summary Compensation table; and

•	all directors and executive officers as a group.

Applicable percentage ownership is based on 42,823,606 shares of common stock outstanding as of April 20, 2009, unless otherwise noted below, together with applicable options and stock appreciation rights, or SARs, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options and SARs currently exercisable, or exercisable within 60 days after April 20, 2009, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and SARs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Neuberger Berman Inc.(3) 605 Third Avenue New York, New York 10158	5,356,207	—	—	5,356,207	12.51%
Kayne Anderson Rudnick Investment Management LLC(4) 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067	3,022,376	—	—	3,022,376	7.06%
Waddell & Reed Investment Management Company(5) 6300 Lamar Avenue Overland Park, Kansas 66202	2,843,061	—	—	2,843,061	6.64%
Barclays Global Investors, NA(6) 400 Howard Street San Francisco, California 94105	2,699,942	—	—	2,699,942	6.30%
Generation Investment Management LLP(7) One Vine Street London, United Kingdom W1J 0AH	2,510,046	—	—	2,510,046	5.86%
Eaton Vance Management(8) 255 State Street Boston, Massachusetts 02109	2,465,993	—	—	2,465,993	5.76%
Marc E. Chardon	97,704(9)	555,367	13,845	666,916	1.54%
Timothy V. Williams	33,893	260,000	13,333	307,226	*
Marco W. Hellman	104,208	22,500	—	126,708	*
Charles T. Cumbaa	54,089	51,618	13,333	119,040	*
Louis J. Attanasi	95,421(10)	—	10,833	106,254	*
Gerard J. Zink	47,528	7,154	10,833	65,515	*
John P. McConnell	59,504	—	—	59,904	*
Andrew M. Leitch	6,861	18,274	—	25,135	*
George H. Ellis	9,504	—	—	9,504	*
Timothy Chou	6,861	—	—	6,861	*
Carolyn Miles	—	—	—	—	—
All executive officers and directors as a group (17 persons)	650,308	931,711	103,709	1,685,728	3.84%

*	Less than one percent.
(1)	Includes only options exercisable within 60 days of April 20, 2009.
(2)	Includes only SARs exercisable within 60 days of April 20, 2009.
(3)	Based on information contained in Schedule 13G/A filed with the SEC on February 12, 2009 by Neuberger Berman Inc. Neuberger reported that it or certain of its affiliates beneficially own 5,356,207 shares of our common stock and have sole voting power with respect to 52,378 shares, shared voting power with respect to 4,459,703 shares and shared dispositive power with respect to 5,356,207 shares.
(4)	Based on information contained in the Schedule 13G filed with the SEC on February 11, 2009 by Kayne Anderson Rudnick Investment Management LLC. Kayne reported that it has sole voting and dispositive power with respect to 3,022,376 shares.
(5)	Based on information contained in Schedule 13G/A filed with the SEC on February 4, 2009 by Waddell & Reed Investment Management Company (“WRIMCO”), Ivy Investment Management Company (“IICO”), Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”) and Waddell & Reed, Inc. (“WRI”). On the Schedule 13G/A, WRIMCO reports direct ownership and sole voting and dispositive power over 2,843,061 shares. WDR, WRFSI and WRI report indirect ownership and sole voting and dispositive power over 2,843,061 shares. WRI is a broker-dealer and underwriting subsidiary of WRFSI. WRFSI is a subsidiary of WDR. IICO and WRIMCO are investment advisory subsidiaries of WDR and WRIMCO, respectively.
(6)	Based on information contained in Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA (“Barclays”), Barclays Global Fund Advisors (“BG Fund”), Barclays Global Investors, Ltd. (“BGI LTD”) and certain other affiliated entities that do not report any beneficial ownership of Blackbaud common stock. In the Schedule 13G, Barclays reports sole voting power with respect to 714,110 shares and sole dispositive power with respect to 873,922 shares; BF Fund reports sole voting power with respect to 1,304,665 shares and sole dispositive power with respect to 1,797,299 shares; and BGI LTD reports sole voting power with respect to 955 shares and sole dispositive power with respect to 28,721 shares. The address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England. On the Schedule 13G, Barclays does not list any natural persons having voting and/or investment powers over the securities held of record by such Barclays or its reporting affiliates.
(7)	Based on information contained in the Schedule 13G/A filed with the SEC on February 9, 2009 by Generation Investment Management LLP. Generation reported that it has shared voting power and sole dispositive power with respect to 2,510,046 shares.
(8)	Based on information contained in the Schedule 13G filed with the SEC on February 18, 2009 by Eaton Vance Management. Eaton reported that it has sole voting and dispositive power with respect to 2,465,993 shares.
(9)	Includes 4,000 shares held by Mr. Chardon’s spouse.
(10)	Includes 20,078 shares held by a grantor retained annuity trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2008, all our officers, directors and, to our knowledge, 10% stockholders complied with all applicable Section 16(a) filing requirements except for the following: (a) Mr. Chardon filed a Form 4 one day late reporting the acquisition of 55,380 SARs on February 12, 2008 and a Form 4 on December 1, 2008 reporting the transfer of shares pursuant to an agreement on June 5, 2008; and (b) Messrs. Williams and Zink, and Heidi Strenck, our Senior Vice President and Controller, filed Forms 4 on November 10, 2008 reporting, among other things, the forfeiture of 1,088 shares to us on October 29, 2008 in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Compensation Committee Report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section of this Proxy Statement with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is filed with the SEC.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Marco W. Hellman, Chairman

Timothy Chou

John P. McConnell

COMPENSATION DISCUSSION AND ANALYSIS

We refer to our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers in 2008 as our “named executive officers” in this Proxy Statement. Our named executive officers in 2008 were Marc E. Chardon, Timothy V. Williams, Louis J. Attanasi, Charles T. Cumbaa and Gerard J. Zink. This Compensation Discussion and Analysis describes the Compensation Committee’s compensation objectives and policies for our named executive officers as well as all of our executive officers, including executive pay decisions and processes and all elements of our executive compensation program.

Executive Summary

Our overarching compensation goal is to link the financial interests of our executive officers to the attainment and furtherance of our long-term business strategies, which in turn, further the interests of our stockholders. We believe this is accomplished through the following principles and processes:

•

We maintain a relatively simple and transparent compensation program, the primary elements of which are base salary, an annual bonus tied to company and individual performance and an equity program consisting of SARs (which only provide value to executives if our stock price appreciates), restricted stock and, prior to 2007, stock options. Our annual compensation program did not materially change in 2008.

•	As a general policy, we do not favor non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) to executive officers that are not available to our employees generally.

•

We generally benchmark executive officer compensation annually against a set peer group of companies selected on the basis of relevant industry, size and complexity to ensure that our compensation opportunities are within the range of comparative norms. In 2007, we undertook an extensive benchmarking process. Given that our annual compensation program remained substantially unchanged in 2008, we did not benchmark executive officer compensation again last year.

•

We continue to target compensation opportunities at the 50th percentile of our peer group for each element of pay. However, our program is flexible enough to allow our Compensation Committee to provide compensation above or below the target based on experience and in cases of exceptional or below target individual and/or company performance.

•

A significant portion of target total direct compensation (defined as base salary plus annual target bonus plus annual equity grant value) is performance-based via the cash bonus and stock-based compensation. This philosophy is intended to ensure a balance between long-term and short-term performance and a proper relationship between executive compensation and our operational performance and stockholder return.

•

In 2008, we entered into retention agreements with certain of our executive officers to provide cash severance, continuation of benefits and acceleration of equity awards if they are terminated within 12 months after a change in control either by us without cause or by the officers for good reason.

•

Compensation recommendations for executive officers are developed by Mr. Chardon (except with respect to his own compensation), with input from our Human Resources Department. These recommendations are presented to our Compensation Committee and reviewed by an independent consultant, Compensia Inc., retained by our Compensation Committee.

Our Compensation Committee and senior management believe the level of total compensation for our named executive officers is reasonable and appropriate based on our achievements in 2008, including our 18% revenue increase compared to 2007, our acquisition of Kintera, and the variable, performance-based nature of our compensation program.

Governance of Executive Officer Compensation Program

Role of the Compensation Committee

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. The primary duties relating to administering our executive officer compensation plans, policies and programs include:

•	establishing the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating and approving all of our executive officer compensation plans, policies and programs;

•	establishing and approving corporate goals and objectives relevant to the performance and compensation of our Chief Executive Officer;

•	reviewing and approving the recommendations of our Chief Executive Officer for corporate goals and objectives relevant to performance and compensation of our other executive officers;

•	reviewing and approving, with input from our Board of Directors, equity compensation plans for our executive officers and employees; and

•	conducting periodic competitive evaluations of our executive officer compensation plans.

Our Compensation Committee consists of entirely independent directors in accordance with the Nasdaq Marketplace Rules and operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is periodically reviewed and revised by the Compensation Committee and our Board and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Role of Executive Officers in Compensation Decision-Making

Mr. Chardon makes recommendations to our Compensation Committee regarding the compensation arrangements for the executive officers, except himself. In formulating his recommendations, Mr. Chardon considers both internal and external compensation data from our Human Resources Department and the Committee’s compensation consultant. The Compensation Committee consults with the full Board of Directors as necessary in making decisions regarding Mr. Chardon’s compensation.

Role of Compensation Consultant

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. The Committee currently employs Compensia to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Committee may direct its advisor(s) to work with the Human Resources Department to support the Committee in matters relating to the fulfillment of its charter.

At the request and on behalf of our Compensation Committee during 2008, Compensia:

•	reviewed and advised on the size and structure of executive compensation arrangements (i.e., base salary levels, target bonus levels and the size/form of target equity awards);

•

updated our Compensation Committee on industry trends/best practices with respect to executive program design, including bonus program design and metrics, types of equity awards and aggregate equity usage;

•	analyzed market competitive and best practices with respect to executive change in control arrangements and advised our Compensation Committee on retention agreements for our executive officers;

•	conducted a comprehensive review of the total compensation arrangements for our non-employee directors and developed a proposal of changes to their compensation structure; and

•	worked with Mr. Chardon and our Human Resources Department to develop our non-executive equity program applicable to non-executive employees.

In the course of fulfilling these responsibilities, Compensia is generally asked to attend Compensation Committee meetings. In addition, Compensia also meets with management from time to time to gather information on and review proposals that management presents to the Compensation Committee. While the Compensation Committee considers the input of its consultant, the Compensation Committee’s executive compensation decisions, including the specific amounts paid to executive officers and directors, are its own and might reflect factors and considerations other than the information and recommendations provided by Compensia and management.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed to achieve three primary objectives:

1.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executives and incent them to perform at their highest level.

2.	Shareholder Value Creation. Structure compensation, whether through salary, cash-based bonus plans or indirectly through appreciation of equity awards, that will ultimately contribute toward enhancing stockholder value; and

3.	Pay-for-Performance. Ensure actual compensation realized by executives is linked to the attainment and furtherance of our long-term business strategies, and in turn, the interests of our stockholders.

Accordingly, our executive officers are primarily rewarded for successfully meeting quantitative performance goals directly related to generating positive returns for our stockholders.

We use the following compensation programs to achieve these objectives:

Compensation Element	Compensation Objective(s) Supported
Base salary	#1 and #2
Annual bonus	#1, #2 and #3
Equity awards	#1, #2 and #3
Benefits	#1
Change in control severance payments	#1 and #2

Target Pay Position/Mix of Pay

The main components of our executive compensation program are base salary, annual bonus and equity grants. The three elements are discussed in greater detail below under “Elements and Evaluation of 2008 Executive Officer Compensation.” For each of these three elements, our strategy generally has been to examine peer group and relevant industry compensation practices and target the 50th percentile of our market. The Compensation Committee has historically approved compensation levels for officers above and below target pay positions, based on experience, individual contribution and company performance relative to the peer group, to ensure an appropriate pay-for-performance alignment. The Compensation Committee does not aim to deliver a specified percentage of pay through each form of compensation; rather, it adheres to the overall principle of delivering the majority of compensation in variable, performance-based forms.

Compensation Benchmarking

In 2007, we undertook an extensive benchmarking process. Given that our annual compensation program remained substantially unchanged in 2008, we did not benchmark executive officer compensation last year. In addition, our Compensation Committee determined, upon Compensia’s advice, that our peer group for 2008 included the same 23 companies approved by our Compensation Committee in 2007. We believe the following companies continue to properly reflect the market in which we compete for talent:

Actuate Corporation Advent Software, Inc. Ansys, Inc. Aspen Technology, Inc. Blackboard, Inc. Bottomline Technologies, Inc. Concur Technologies, Inc. Epicor Software, Inc.	EPIQ Systems, Inc. i2 Technologies, Inc. Informatica Corporation JDA Software, Inc. Magma Design Automation, Inc. Manhattan Associates, Inc. MicroStrategy, Inc. MSC Software Corporation	Omnicell, Inc. Pegasystems, Inc. QAD, Inc. S1 Corporation SPSS, Inc. Tier Technologies, Inc. Tyler Technologies, Inc.

In addition to the compensation practices of the above companies, the Compensation Committee also reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford Executive Survey. This information is considered when making recommendations for each element of compensation as well as total compensation.

Tally Sheets

The Compensation Committee periodically reviews tally sheets for the named executive officers and other executive officers and utilizes them, along with peer group analyses, in making its compensation decisions. These tally sheets affix dollar amounts to each component of compensation for the executive officers, including current pay (salary and cash and equity incentive bonuses), outstanding equity awards, benefits, perquisites and potential change in control severance payments. These tally sheets are only one tool used by the Compensation Committee in its deliberative process of evaluating the total amount of compensation provided to each executive officer and the impact that any adjustment to the various elements of each officer’s current compensation will have on total compensation. Tally sheets are not used in any formulaic manner to dictate pay decisions.

Elements and Evaluation of 2008 Executive Officer Compensation

Base Salary. Salary is one of the few fixed pay elements in our program and ensures a base level of compensation. We base the salaries of our executive officers on peer group studies, individual experience and contribution, corporate performance and historical compensation practices for such officers.

The following table shows each named executive officer’s base salary for 2007 and 2008 and, the amount of the increase, and the percentage increase for 2008. Due to general economic conditions in the United States in late 2008, the Compensation Committee determined that fiscal salaries would not be increased in 2009.

	2007 Salary ($)	Salary Adjustment for 2008		2008 Salary ($)
Name		($)	(%)
Marc E. Chardon	$543,375	$20,625	3.8%	$564,000
Timothy V. Williams	$286,000	$44,600	15.6%	$330,600
Louis J. Attanasi	$263,925	$31,875	12.1%	$295,800
Charles T. Cumbaa	$263,925	$36,075	13.7%	$300,000
Gerard J. Zink	$263,925	$13,875	5.3%	$277,800

Benefits and Perquisites. The Compensation Committee generally seeks to provide the same benefits to our executive officers as to all of our employees. These benefits include a matching contribution to our 401(k) plan, payment of life and disability insurance premiums and dividends paid on restricted stock. While we no longer do so, in past years, we paid certain executive officers an automobile allowance. We also paid certain executive officers an equipment subsidy pursuant to our computer purchase program. The Compensation Committee believed such benefits and perquisites enhance the recruitment and retention of executive officers.

Performance-Based Annual Bonus. Our corporate annual cash bonus plan provides for the payment of cash bonuses based on our performance in relation to predetermined company objectives and individual performance goals. In 2008, our corporate objectives were: (1) revenue of $330,567,379; and (2) EBIT of $89,784,857. Bonus targets in 2008 were equal to approximately 86%, 50%, 45%, 50%, and 45% of base salary for Messrs. Chardon, Williams, Attanasi, Cumbaa and Zink, respectively.

Each individual’s maximum potential bonus is determined based on the achievement of objective, corporate performance goals. For 2008, the performance metrics of the annual cash bonus plan consisted of revenue (50% weighting) and adjusted EBIT (50% weighting). For purposes of the corporate annual cash bonus plan, adjusted EBIT means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with generally accepted accounting principles: (a) net income plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, (iii) bonus expense, (iv) amortization expense, and (v) stock-based compensation less (c) interest income and any extraordinary gains. We use an EBIT target because we believe EBIT, although not a substitute for GAAP earnings, provides an important measure of the operation and success of our business.

The determination of an individual’s maximum potential bonus is based on the following matrix.

	Performance/Payout
	Below Threshold	Threshold	Target	Maximum
Revenue as % of target	<90%	90%	100%	115%
Adjusted EBIT as % of target	<90%	90%	100%	115%
Maximum individual potential bonus as % of target	0%	50%	100%	200%

The threshold revenue and adjusted EBIT must both be achieved for any bonus to be paid under the plan. For 2008, Company achievement was 93.3% with respect to revenue and 89.8% with respect to EBIT. The

Company was above the 90% of target thresholds for both through September 30, 2008 and only fell slightly below in the fourth quarter, due at least in part to the macroeconomic environment and its impact on our end market in that timeframe. Therefore, in light of the close proximity of the actual results to the minimum threshold for a payout and considering the unusually difficult economic circumstances, the Compensation Committee determined that the Company constructively met the threshold and paid bonuses calculated on the basis of a payout of approximately 57%.

We determined Messrs. Williams’ and Attanasi’s bonus awards entirely on the foregoing and on the basis of a payout of approximately 57%. Eighty percent of Mr. Chardon’s bonus is based on the achievement of corporate performance as described above, and 20% is based on the Compensation Committee’s subjective evaluation of his performance during the year. In 2008, the Compensation Committee considered Mr. Chardon’s leadership throughout the year, including particularly the difficult fourth quarter due to general market and economic conditions. For the corporate performance component of his 2008 bonus, Mr. Chardon received $223,500 (approximately 57% of the 80% of total target bonus assigned to corporate performance). Mr. Chardon also received $96,670 for the individual component of his 2008 bonus (approximately 100% of the 20% of total target bonus assigned to individual performance). The Compensation Committee set the individual component of Mr. Chardon’s 2008 bonus at 100% due to Mr. Chardon’s strong leadership and performance during 2008, during which our total revenue increased 18% compared to 2007 and we acquired and began the successful integration of Kintera.

We determined Messrs. Cumbaa’s and Zink’s annual cash bonus based on a blend of corporate performance as described above (50%) and the achievement of revenue goals (25%) and profit goals (25%) of the business units for which each is responsible. In both cases management reserved the right to increase or decrease the total bonus amount based on Messrs. Cumbaa’s and Zink’s overall performance. The revenue goal and profit goal in 2008 for the North America professional services business unit for which Mr. Cumbaa is responsible were $75,303,656 and $42,307,782, respectively. The revenue goal and profit goal in 2008 for the software maintenance, subscription and forms business unit for which Mr. Zink is responsible were $113,527,489 and $103,106,500, respectively. For 2008, Messrs. Cumbaa and Zink met their revenue and profit goals at a 37.5% and 90% payout, respectively. We also adjusted Messrs. Cumbaa’s and Zink’s total bonus based on overall performance. Upon consideration of Mr. Cumbaa’s contributions, including the degree of difficulty of achieving his targets in light of market conditions, Mr. Cumbaa received an annual cash bonus of $85,500 (57% of his total target bonus). Upon consideration of Mr. Zink’s contributions in light of the overall performance of the Company, Mr. Zink received an annual cash bonus of $80,000 (64% of his total target bonus).

Equity Incentive Programs. Long-term equity incentives, including restricted stock, stock-settled SARs and stock options granted pursuant to our 2008 Equity Incentive Plan and 2004 Stock Plan and stock options granted pursuant to our 2001 and 1999 Stock Option Plans, are intended to help align the interests of executive officers with our stockholders. Since 2005, we have granted executive officers a mix of stock options or SARs and restricted stock. In 2006, 75% of an executive’s award (other than awards to our Chief Executive Officer, whose equity incentives are described below) took the form of SARs that vest 100% after three years and 25% was granted in the form of restricted stock that vest in equal annual installments over four years. In 2007 and 2008, 50% of an executive’s award (other than awards to our Chief Executive Officer) was granted in the form of SARs and 50% in the form of restricted stock, both of which vest in four equal amounts beginning on the first anniversary of the date of grant.

In 2007, Compensia evaluated the Company’s executive equity program and identified improvement opportunities that would support the Committee’s objectives of:

•	retaining key executives that have performed well to date;

•	continuing to incentivize executives to increase stockholder value; and

•	aligning the financial interests of management with those of our stockholders.

At the conclusion of this process, the Compensation Committee approved a framework that continues to serve as the basis for equity awards to the named executive officers’ (other than the Chief Executive Officer) listed in the Grants of Plan-Based Awards Table below. The details and rationale behind the confirmed equity award framework is as follows:

•	Equity grant value is delivered 50% in SARs and 50% in restricted stock to provide a better balance between retention and incentives to increase stockholder value;

•

the vesting schedule for SARs is the same as restricted stock (four equal annual amounts beginning on the first anniversary of the date of grant), which conforms to market norms and enhances retention because of the additional year of vesting; and

•

equity awards are targeted to the 50th percentile of our market, which supports our overall objective of paying our executives competitively, yet through variable compensation that aligns the financial interests of executives with those of our stockholders.

In 2007, the Compensation Committee awarded equity at the 75th percentile to address retention concerns at the executive level that arose due to the significant vested position of most executives and historically below market equity awards. In 2008, the Compensation Committee had planned to revert back to awarding equity at the 50th percentile, however, the Compensation Committee was unable to deliver equity at the 50th percentile as intended due to the decline in our stock price and the impact that such an award would have on our aggregate equity pool. Instead, the Compensation Committee awarded equity at the number of shares that would have been at the 50th percentile in 2007 although the dollar value was lower due to the decline in Blackbaud’s stock price.

All of Mr. Chardon’s equity grants other than his SARs were awarded pursuant to his employment agreement with Blackbaud dated November 28, 2005. At that time, we granted Mr. Chardon an option to purchase 800,000 shares of our common stock. This stock option vested as to 25% of the shares on the first anniversary of the date of grant, with 50,000 of the shares vesting every three months thereafter until fully vested. We also granted Mr. Chardon 34,938 shares of restricted common stock on November 28, 2005, 25% of which vest on the first, second, third and fourth anniversary of the date of grant. Mr. Chardon’s employment agreement provides for an annual grant of restricted stock at a value of no less than $562,500. Accordingly, on November 9, 2006, November 6, 2007 and November 7, 2008, the Compensation Committee granted Mr. Chardon 21,028, 22,500 and 45,363 shares of restricted stock, respectively, 25% of which vest on the first, second, third and fourth anniversary of the date of grant. Following its review of our compensation program, Mr. Chardon’s performance in 2007 (a year in which our total revenue increased 34% compared to 2006 and during which we acquired and began the successful integration of three companies), and upon Compensia’s advice, the Compensation Committee determined in 2007 that Mr. Chardon’s equity holdings and the annual grant amount in his employment agreement were below market relative to our peer group. Therefore, the Compensation Committee decided to grant Mr. Chardon SARs in 2008. The awards were made on February 12, 2008 and November 7, 2008 for 55,380 and 19,000 SARs respectively. The SARs vest in four equal annual installments, beginning on the first anniversary of the date of grant, and are to be settled in stock at the time of exercise.

The table below lists the SAR and restricted stock awards made to each named executive officer in 2008. With the exception of the grant of 55,380 SARs made to Mr. Chardon on February 12, 2008, all other SAR and restricted stock grants were made on November 7, 2008. The closing price of our common stock on February 11, 2008 and November 7, 2008 was $26.17 and $12.40, respectively. Grant levels are structured in consideration of peer group practice with respect to the economic value of equity compensation (i.e., the Black-Scholes value of stock options and SARs, and fair value of restricted stock on the date of grant), individual performance, criticality of role, the expected future contribution and long-term retention of the executive officer and our performance compared to the peer group.

Name	Number of SARs	Number of Restricted Shares
Marc E. Chardon	74,380	45,363
Timothy V. Williams	26,667	8,000
Louis J. Attanasi	21,667	6,500
Charles T. Cumbaa	26,667	8,000
Gerard J. Zink	21,667	6,500

Retention Agreements. In November 2008, we entered into retention agreements with our executive officers who did not already have severance arrangements in place covering termination upon a change in control of Blackbaud. Based on our review of market competitive and best practices and upon the advice of Compensia, the agreements only award severance if the executive officer’s employment is terminated within 12 months after a change in control either by us without cause or by the officer for good reason. The agreements are designed to preserve employee morale, encourage productivity and employee retention. Severance under the agreements consists of cash severance of 1.5 times base salary, a continuation of health insurance benefits for the lesser of 12 months following termination or until the executive officer becomes eligible for benefits from another employer, and acceleration of 100% of the executive officer’s equity awards.

2008 Total Compensation. The Compensation Committee believes it is fulfilling our compensation objectives and in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy. Executive compensation is tied directly to our performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance, a balance between our operational performance and stockholder return, and effective retention of those members of our management team that the Compensation Committee finds have been critical to Blackbaud’s success and stockholder value creation.

Equity Grant Policy

We do not have any specific written programs, plans or practices with respect to the timing of equity grants in coordination with the release of material nonpublic information. However, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our named executive officers. As a policy, the Compensation Committee generally grants equity awards during periods considered to be our open trading windows (beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter).

Tax Deductibility of Executive Compensation

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for Mr. Chardon and the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. It is the policy of the Compensation Committee to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation. However, the Compensation

Committee retains the ability to evaluate the performance of our executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued to our named executive officers in 2006, 2007 and 2008.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Marc E. Chardon	2008	564,000	460,251	1,172,974	320,170	33,611	2,551,006
President, Chief Executive Officer and Director	2007	543,375	309,438	2,131,768	530,955	25,222	3,540,758
	2006	525,000	166,822	4,844,739	389,880	81,668	6,008,109

Timothy V. Williams	2008	330,600	169,434	200,674	94,000	18,934	813,642
Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary	2007	286,000	75,238	86,981	150,150	22,440	620,809
	2006	275,000	48,486	9,805	114,538	20,735	468,564

Louis J. Attanasi	2008	295,800	148,927	175,754	75,500	16,819	712,800
Senior Vice President of Strategic Technologies	2007	263,925	72,730	83,189	110,849	15,695	546,388
	2006	255,000	48,486	11,198	84,966	11,495	411,145

Charles T. Cumbaa	2008	300,000	169,434	200,674	85,500	18,934	774,542
Senior Vice President of Products and Services	2007	263,925	75,238	86,981	127,080	14,315	567,539
	2006	255,000	48,486	13,976	105,000	11,735	434,197

Gerard J. Zink	2008	277,800	148,927	175,754	80,000	16,819	699,300
Senior Vice President of Customer Support	2007	263,925	72,730	83,189	108,209	12,795	540,848
	2006	255,000	48,486	11,198	97,818	11,345	423,847

(1)	The reported amounts represent the amount of compensation expense we recognized in 2006, 2007 and 2008 (as the “requisite service period” per SFAS 123R) pertaining to unvested restricted stock, stock options and SARs awarded to our executive officers in the relevant fiscal year as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All assumptions made regarding the valuation of equity awards can be referenced in Note 11 “Stock-based compensation” to the consolidated financial statements located in our most recent Form 10-K filed with the SEC on March 2, 2009.
(2)	Consists of:

Name	Year	401(k) Company Match ($)	Dividends Paid on Restricted Stock ($)	Life and Disability Insurance Premiums ($)	Health Savings Account Contributions ($)
Marc E. Chardon	2008	7,750	24,871	690	300
	2007	7,750	16,782	690	—
	2006	7,500	10,643	690	—

Timothy V. Williams	2008	7,750	9,594	1,290	300
	2007	7,750	5,000	1,290	—
	2006	7,500	3,545	1,290	—

Louis J. Attanasi	2008	7,750	8,319	450	300
	2007	7,750	4,745	450	—
	2006	7,500	3,545	450	—

Charles T. Cumbaa	2008	7,750	9,594	1,290	300
	2007	7,750	5,000	690	—
	2006	7,500	3,545	690	—

Gerard J. Zink	2008	7,750	8,319	450	300
	2007	7,750	4,745	300	—
	2006	7,500	3,545	300	—

Also includes a reimbursement of $10,000 paid to Mr. Chardon in 2006 for the negotiation of his employment agreement and $52,835 paid to Mr. Chardon in 2006 for reimbursement of relocation expenses, a payment of $8,400 in each of 2006 and 2007 to Mr. Williams for an automobile allowance, and a payment of $2,750 and $875 in 2007 to Mr. Attanasi and Mr. Cumbaa, respectively, for an equipment subsidy pursuant to our computer purchase program.

The following table provides information as of December 31, 2008 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average price of outstanding options, warrant and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	475,612	$13.63	5,230,502
2004 Stock Plan	1,614,177	$20.47	— (1)
2001 Stock Option Plan	522,762	$5.10	—
1999 Stock Option Plan	149,375	$4.80	—
Kintera, Inc. 2000 Stock Option Plan, as amended(2)	9,053	$14.33	—
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended(2)	42,334	$11.12	—

(1)	The 2004 Stock Plan was terminated as to future grants by our Board of Directors on April 24, 2008.
(2)	This plan was approved by the stockholders of Kintera and assumed by us upon our acquisition of Kintera in July 2008.

GRANTS OF PLAN-BASED AWARDS FOR 2008

The following table provides information regarding grants of plan-based awards made to our named executive officers in 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Closing Price on Date of Grant ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)(1)	Maximum ($)
Marc E. Chardon	01/22/08	0	483,350	966,700
	11/07/08(6)				45,363				562,501
	02/12/08(7)					55,380	26.17	26.29	488,452
	11/07/08(8)					19,000	12.40	12.40	73,340
Timothy V. Williams	01/22/08	0	165,300	330,600
	11/07/08				8,000				99,200
	11/07/08					26,667	12.40	12.40	102,935
Louis J. Attanasi	01/22/08	0	133,110	266,220
	11/07/08				6,500				80,600
	11/07/08					21,667	12.40	12.40	83,635
Charles T. Cumbaa	01/22/08	0	150,000	300,000
	11/07/08				8,000				99,200
	11/07/08					26,667	12.40	12.40	102,935
Gerard J. Zink	01/22/08	0	125,010	250,020
	11/07/08				6,500				80,600
	11/07/08					21,667	12.40	12.40	83,635

(1)	Mr. Chardon’s target bonus is established by the Compensation Committee, and pursuant to his employment agreement his target bonus can be no less than $450,000. The 2008 target bonuses for our other named executive officers were based upon a percentage of their annual salary as follows:

Executive	Target
Timothy V. Williams	50% of annual salary
Louis J. Attanasi	45% of annual salary
Charles T. Cumbaa	50% of annual salary
Gerard J. Zink	45% of annual salary

(2)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table. All grants of restricted common stock vest on the first, second, third and fourth anniversary of the date of grant, subject to continued employment. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.
(3)	The named executive officers were each granted the number of SARs provided next to their names in the table. All of the SARs will be settled in stock at the time of exercise and vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment. The number of shares issued upon the exercise of the SARs is calculated as the difference between the share price of our stock on the date of exercise and the base price of the SAR, multiplied by the number of SARs and then divided by the share price on the exercise date.
(4)	Pursuant to the terms of the 2004 Stock Plan, we used the closing price of the date prior to the date of grant for determining the strike price for our SARs. Pursuant to the terms of the 2008 Equity Incentive Plan, we use the closing price of the date of grant for determining the strike price for our SARs.
(5)	The grant date fair value of the restricted stock awards for all of the named executive officers are based on the closing price on the date of grant ($12.40 on November 7, 2008). The SARs grant date fair value for SARs granted on November 7, 2008 and February 12, 2008 is $3.86 and $8.82 per SAR, respectively, using the Black-Scholes option pricing model.
(6)	Mr. Chardon’s restricted stock grant of November 7, 2008 was made pursuant to our 2008 Equity Incentive Plan.
(7)	Mr. Chardon’s SAR grant of February 2, 2008 was made pursuant to our 2004 Stock Plan. Under our 2004 Stock Plan, if officers are terminated for any reason other than death, disability, or for cause, they may exercise vested SARs until the earlier of (a) three months following the termination date and (b) the expiration of the term of the SARs. If officers are terminated due to death or disability, they may exercise vested SARs at any time within 12 months following the date of termination. If officers are terminated for cause, the SARs terminate on the termination date. In the event of any change in corporate capitalization due to, among other things, a merger, consolidation or acquisition, then unless otherwise specified in an agreement, the SARs and the base price per share of common stock subject to the SARs may be adjusted or replaced with the number and kind of securities determined on the same basis as for all other issued and outstanding shares of common stock. Under the 2004 Stock Plan, “cause” is defined either to have the same meaning as in the officers’ employment agreement or, if no such agreement exists, to mean a conviction for committing a felony, dishonesty in the course of fulfilling the officers’ duties, and the officers’ willful and deliberate failure to perform their employment duties in any material respect.
(8)

Mr. Chardon’s SAR grant of November 7, 2008 was made pursuant to our 2008 Equity Incentive Plan. Under our 2008 Equity Incentive Plan, if officers are terminated for any reason other than for cause, including for death or disability, they may exercise vested SARs until the earlier of (a) three months following the termination date and (b) the expiration of the term of the SARs. If officers are terminated for cause, the SARs terminate on the termination date. If officers are terminated upon a change in control, then unless otherwise specified in an agreement, the SARs may be assumed, continued or substituted by the surviving corporation and, if they are not, the SARs accelerate. Under the 2008 Equity Incentive Plan, “cause” is generally defined as a conviction or plea of nolo contendere to a felony, theft or embezzlement, violation of our drug policy or the officers’ intentional and willful engagement in misconduct which is materially injurious to Blackbaud. “Change in control” is generally defined as a transaction where a person, entity or group becomes the owner of stock representing more than 50% of the combined voting power of our outstanding securities other than by virtue of a merger, consolidation or similar transaction, the consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following such event, a sale of all or substantially all of our assets, our liquidation or dissolution, or a change in a majority of our Board of Directors that was not approved by our stockholders.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table contains information concerning unexercised stock options and SARs and shares of restricted stock that had not vested for the named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(12)
Marc E. Chardon	455,367	200,000	(1)	$16.10	11/28/2012	81,487	(7)	$1,100,075
		55,380	(2)	26.17	02/13/2015
		19,000	(3)	12.40	11/08/2015

Timothy V. Williams	260,000	—		$4.80	10/01/2010	24,193	(8)	$326,606
		24,774	(4)	26.75	11/10/2011
	13,333	40,000	(5)	26.11	11/07/2014
		26,667	(6)	12.40	11/08/2015

Louis J. Attanasi		24,774	(4)	$26.75	11/10/2011	20,443	(9)	$275,981
	10,833	32,500	(5)	26.11	11/07/2014
		21,667	(6)	12.40	11/08/2015

Charles T. Cumbaa		24,774	(4)	$26.75	11/10/2011	24,193	(10)	$326,606
	51,618	—		5.44	10/18/2012
	13,333	40,000	(5)	26.11	11/07/2014
		26,667	(6)	12.40	11/08/2015

Gerard J. Zink		24,774	(4)	$26.75	11/10/2011	20,443	(11)	$275,981
	7,154	—		5.44	12/17/2012
	10,833	32,500	(5)	26.11	11/07/2014
		21,667	(6)	12.40	11/08/2015

(1)	50,000 of Mr. Chardon’s remaining unvested options vested on February 28, 2009 and 50,000 will continue to vest every three months thereafter, subject to continued employment.
(2)	The unvested SARs underlying this award for Mr. Chardon will vest in four equal annual installments beginning on February 12, 2009, subject to continued employment, and shall be settled in stock at the time of exercise.
(3)	The unvested SARs underlying this award for Mr. Chardon will vest in four equal annual installments beginning on November 7, 2009, subject to continued employment, and shall be settled in stock at the time of exercise.
(4)	All of the unvested SARs underlying this award for Messrs. Williams, Attanasi, Cumbaa and Zink will vest three years from the date of grant (November 9, 2006), subject to continued employment, and shall be settled in stock at the time of exercise.
(5)	40,000 SARs underlying this award for Messrs. Williams and Cumbaa and 32,500 SARs underlying this award for Messrs. Attanasi and Zink and will vest in three equal annual installments beginning on November 6, 2009, subject to continued employment, and shall be settled in stock at the time of exercise.
(6)	All of the unvested SARs underlying this award for Messrs. Williams, Attanasi, Cumbaa and Zink will vest in four equal annual installments beginning on November 7, 2009, subject to continued employment, and shall be settled in stock at the time of exercise.
(7)	The unvested portion of Mr. Chardon’s award will vest as follows: 8,735 restricted shares on November 28, 2009; 10,514 restricted shares in two equal annual installments beginning on November 9, 2009; 16,875 restricted shares in three equal annual installments beginning on November 6, 2009; and 45,363 restricted shares in four equal annual installments beginning on November 7, 2009.

(8)	The unvested portion of Mr. Williams’ award will vest as follows: 3,250 restricted shares will vest on October 28, 2009; 943 restricted shares will vest in two equal annual installments beginning on November 9, 2009; 12,000 restricted shares will vest in three equal annual installments beginning on November 6, 2009; and 8,000 restricted shares will vest in four equal annual installments beginning on November 7, 2009.
(9)	The unvested portion of Mr. Attanasi’s award will vest as follows: 3,250 restricted shares will vest on October 28, 2009; 943 restricted shares will vest in two equal annual installments beginning on November 9, 2009; 9,750 restricted shares will vest in three equal annual installments beginning on November 6, 2009; and 6,500 restricted shares will vest in four equal annual installments beginning on November 7, 2009.
(10)	The unvested portion of Mr. Cumbaa’s award will vest as follows: 3,250 restricted shares will vest on October 28, 2009; 943 restricted shares will vest in two equal annual installments beginning on November 9, 2009; 12,000 restricted shares will vest in three equal annual installments beginning on November 6, 2009; and 8,000 restricted shares will vest in four equal annual installments beginning on November 7, 2009.
(11)	The unvested portion of Mr. Zink’s award will vest as follows: 3,250 restricted shares will vest on October 28, 2009; 943 restricted shares will vest in two equal annual installments beginning on November 9, 2009; 9,750 restricted shares will vest in three equal annual installments beginning on November 6, 2009; and 6,500 restricted shares will vest in four equal annual installments beginning on November 7, 2009.
(12)	Based on $13.50 per share which was the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED IN 2008

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc E. Chardon	6,211	$50,558	19,616	$244,224
Timothy V. Williams	—	—	7,722	99,889
Louis J. Attanasi	—	—	6,972	90,580
Charles T. Cumbaa	—	—	7,722	99,889
Gerard J. Zink	—	—	6,972	90,580

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

Nonqualified Deferred Compensation and Retirement Plans

We currently have no deferred compensation or defined benefit pension or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes our maximum potential payments to the named executive officers upon various termination events as described below. The payments are quantified assuming the termination of employment or change in control occurred on the last trading day of our most recently completed fiscal year (December 31, 2008) and that the price per share of common stock is the closing price on December 31, 2008 ($13.50 per share).

	Marc E. Chardon	Timothy V. Williams	Louis J. Attanasi	Charles T. Cumbaa	Gerard J. Zink
Termination Without Cause or For Good Reason
Base salary	$564,000	—	—	—	—
Pro rata bonus	$483,350	—	—	—	—
Lump sum severance	$483,350	—	—	—	—
Value of acceleration of equity incentives	$417,933	—	—	—	—
Continuation of benefits	$15,166	—	—	—	—
Estimated Section 409A gross-up payment	$370,415	—	—	—	—

Total	$2,334,214	—	—	—	—

Termination Upon Death or Disability
Base salary	—	—	—	—	—
Pro rata bonus	$483,350	—	—	—	—
Lump sum severance	—	—	—	—	—
Value of acceleration of equity incentives	—	—	—	—	—
Continuation of benefits	—	—	—	—	—
Estimated Section 409A gross-up payment	—	—	—	—	—

Total	$483,350	—	—	—	—

Termination Upon Change in Control
Base salary	$564,000	$495,000	$443,700	$450,000	$416,700
Pro rata bonus	$483,350	—	—	—	—
Lump sum severance	$483,350	—	—	—	—
Value of acceleration of equity incentives	$438,833	$355,940	$393,923	$355,940	$393,923
Continuation of benefits	$15,166	$10,111	$10,111	$10,111	$10,111
Estimated Section 409A gross-up payment	$370,415	—	—	—	—

Total	$2,355,114	$861,051	$847,734	$816,051	$820,734

Employment Agreements

Set forth below are descriptions of the principal terms of the employment agreements and retention agreements we have entered into with our named executive officers and the potential payments we will need to make upon termination of employment or upon a change in control of Blackbaud.

Mr. Chardon

In November 2005, we entered into a five-year employment agreement with Mr. Chardon to serve as our President and Chief Executive Officer. The agreement prohibits Mr. Chardon from participating in any business that directly competes with us or soliciting any employee of ours to leave us for one year after termination of the agreement. Also, the agreement prohibits him from soliciting our customers or clients for one year after termination of the agreement.

If Mr. Chardon’s employment is terminated without cause, as defined in the agreement or by Mr. Chardon for good reason, as defined in the agreement, we will be obligated to:

•	continue to pay his base salary for a period of 12 months;

•	pay a pro rata share of his target bonus compensation accrued through the termination date;

•	pay a lump sum payment equal to his annual target bonus amount within 60 days of termination;

•	accelerate 12 months of vesting of stock options;

•	accelerate 12 months of vesting of restricted stock;

•	provide health benefits at the same level as in effect on the termination date for a period of 18 months; and

•

if he is subject to tax under Internal Revenue Code Section 409A(a)(1)(B), pay an additional gross-up payment sufficient to put him in the same after-tax position as he would have been had that tax not applied.

In Mr. Chardon’s employment agreement, the term “good reason” is defined generally as:

•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	the occurrence of a change in control (defined below);

•	our failure to pay or provide him with the compensation or benefits due and payable;

•	a reduction in his base salary or target bonus compensation or a material reduction of any other material employee benefit or perquisite;

•	failure to be elected as a director or his removal from the board of directors; and/or

•	relocation of our principal office to a location more than 40 miles from Charleston, South Carolina.

Mr. Chardon’s SARs will not accelerate in these circumstances. See footnotes 7 and 8 to “Grants of Plan-Based Awards for 2008” for further information on the treatment of SARs upon termination of officers by Blackbaud without cause or by officers for good reason.

If Mr. Chardon’s employment is terminated for cause, as defined in the agreement, we will be obligated to pay him any accrued salary or unpaid vacation time through the termination date. All unexercised stock options, whether vested or unvested, and any unvested shares of restricted stock granted to Mr. Chardon during the term of his employment will be immediately forfeited upon such termination. In Mr. Chardon’s employment agreement, the term “cause” is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior which is materially detrimental to our reputation, business and/or operations;

•	willful and repeated failure or refusal to perform his reasonably assigned duties; and/or

•	willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement.

Mr. Chardon’s SARs will not accelerate in these circumstances. See footnotes 7 and 8 to “Grants of Plan-Based Awards for 2008” for further information on the treatment of SARs upon termination of officers for cause.

If Mr. Chardon’s employment is terminated by death or disability, as defined in the agreement, we will be obligated to pay him or his estate a pro rata share of his bonus compensation accrued through the termination date. All unvested restricted stock will be forfeited immediately. All options that are vested on the termination date will terminate if unexercised within one year of the termination date. Mr. Chardon’s SARs will not accelerate in these circumstances. See footnotes 7 and 8 to “Grants of Plan-Based Awards for 2008” for further information on the treatment of SARs if officers are terminated due to death or disability.

If Mr. Chardon’s employment is terminated due to a change in control under his agreement, we will be obligated to provide him the same amounts as if he were terminated by us without cause, except that he would get 100% vesting of stock options. In addition, the SARs granted to Mr. Chardon pursuant to our 2008 Equity Incentive Plan may accelerate in these circumstances. See footnotes 7 and 8 to “Grants of Plan-Based Awards for 2008” for further information on the treatment of SARs if officers are terminated by Blackbaud upon a change in control. In Mr. Chardon’s employment agreement, the term “change in control” is defined generally as:

•

the consummation of a merger or consolidation in which the stockholders of our company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.

Messrs. Williams, Attanasi, Cumbaa and Zink

We have entered into at-will employment agreements with Messrs. Williams, Attanasi, Cumbaa and Zink dated January 2, 2001, December 17, 2002, May 16, 2001 and December 17, 2002, respectively. Each agreement prohibits the officer from entering into employment with any direct competitor or soliciting any employee of ours to leave us for two years after termination of the agreement. Additionally, each prohibits the solicitation of our customers or clients for two years after termination of the agreement. None of the agreements provide for any severance payments and have no set term. The agreements were amended in November 2008 to include an assignment of intellectual property clause.

In November 2008, we entered into retention agreements with Messrs. Williams, Attanasi, Cumbaa and Zink. The retention agreements provide each severance upon termination of employment under certain circumstances, as described below. We are not obligated to pay additional “gross-up” payments to Messrs. Williams, Attanasi, Cumbaa and Zink if, in connection with payments following termination, they are subject to taxation under Section 280(G) or 409A(a)(1)(B) of the Internal Revenue Code.

If Messrs. Williams, Attanasi, Cumbaa or Zink’s employment is terminated within 12 months after a change in control, as defined in the retention agreements, either by us without cause, or by the officer for good reason, we will be obligated to:

•	pay him 1.5 times his base salary;

•	accelerate and fully vest his unvested SARs that have strike prices lower than the closing price of our stock on December 31, 2008;

•	accelerate and fully vest his restricted stock; and

•	provide health benefits for the lesser of 12 months following the termination date or until he becomes eligible for insurance benefits from another employer.

In the retention agreements, the term “cause” is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	willful and repeated failure or refusal to perform his reasonably-assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	willful violation of his employment agreement.

In the retention agreements, the term “good reason” is defined generally as:

•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	a reduction in the officer’s base salary or target bonus compensation or a material reduction of any employee benefit or perquisite;

•

failure by us to obtain the assumption in writing of our obligation to honor the officer’s agreements by any purchaser of all or substantially all of our assets within 30 calendar days after a sale or transfer of such assets; and/or

•

a relocation of his office to a location more than 40 miles from his existing office location, without the officer’s consent, or a material adverse change in the business travel requirements of the officer’s position.

In the retention agreements, the term “change in control” is defined generally as:

•	the consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.

If Messrs. Williams, Attanasi, Cumbaa or Zink’s employment is terminated for cause or without cause by us, without good reason by the officer, or due to death or disability, they are not entitled to any additional compensation under their agreements beyond that accrued as of the termination date. Our equity incentive plans provide for the treatment of these officers’ stock rights upon termination for cause or without cause by us, without good reason by the officers, or due to death or disability. In these circumstances, any unvested shares of restricted stock granted to Messrs. Williams, Attanasi, Cumbaa or Zink during the term of their employment will be immediately forfeited to Blackbaud or reacquired by Blackbaud at no cost on the termination date. Mr. Williams’ vested stock options will remain exercisable for 180 days after termination if he is terminated due to death or disability and 90 days if he is terminated for any other reason. Messrs. Williams’, Attanasi’s, Cumbaa’s and Zink’s SARs will not accelerate if the executive officer is terminated other than upon a change in control. See footnotes 7 and 8 to “Grants of Plan-Based Awards for 2008” for further information on the treatment of SARs upon termination of our officers.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	All Other Compensation($)(2)	Total ($)
Timothy Chou	$34,500	$64,156	$1,916	$100,572
George H. Ellis	45,000	64,156	2,973	112,129
Marco W. Hellman	37,500	83,975	4,045	125,520
Andrew M. Leitch	45,000	65,511	1,916	112,427
John P. McConnell	36,500	64,156	2,973	103,629
Carolyn Miles(3)	117,250	—	—	117,250

(1)	The reported amounts represent the amount of compensation expense we recognized in 2008 (as the “requisite service period” per SFAS 123R) pertaining to restricted stock and options awarded to our directors in 2008 as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of restricted stock awards made to all our directors on August 8, 2008 was $21.40 per share. No option or SAR awards were granted to our directors in 2008.

(2)	Includes only dividends paid in 2008 on shares of restricted stock granted as equity compensation.
(3)	In lieu of restricted stock, Ms. Miles elected to receive additional cash compensation equal to $85,000 due to her position with Save the Children Federation and its policies on stock ownership.

The table below shows the aggregate number of shares of restricted stock and stock options held by non-employee directors as of December 31, 2008 that were received as compensation.

Name	Restricted Stock(1)	Stock Options
Timothy Chou	6,861(2)	—
George H. Ellis	9,504(3)	—
Marco W. Hellman	12,185(4)	22,500(5)
Andrew M. Leitch	6,861(2)	18,274(6)
John P. McConnell	9,504(3)	—
Carolyn Miles(7)	—	—

(1)	Pursuant to our director compensation plan, we make annual grants of restricted stock to directors that vest 100% on the first anniversary of the date of grant, subject to the director remaining as a member of our Board of Directors.
(2)	Includes 2,717 shares of restricted stock that vested on July 1, 2008 and 4,144 shares of restricted stock that will vest on August 8, 2009.
(3)	Includes 2,643 shares and 2,717 shares of restricted stock that vested on July 1, 2007 and July 1, 2008, respectively, and 4,144 shares of restricted stock that will vest on August 8, 2009.
(4)	Includes 3,965 shares and 4,076 shares of restricted stock that vested on July 1, 2007 and July 1, 2008, respectively, and 4,144 shares of restricted stock that will vest on August 8, 2009.
(5)	Mr. Hellman’s stock options are fully vested.
(6)	Mr. Leitch’s stock options are fully vested.
(7)	Due to the position Ms. Miles holds with Save the Children Federation and its policies on stock ownership, Ms. Miles receives cash compensation in lieu of equity compensation.

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. In 2008, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and approved a new non-employee director compensation program effective July 1, 2008.

Fees Earned or Paid in Cash

Currently, we pay non-employee members of our Board of Directors an annual cash retainer of $40,000 (for up to a maximum of eight meetings). The chairperson of our Board receives an additional annual cash retainer of $10,000. The chairpersons of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $20,000 (for up to a maximum of ten meetings), $10,000 (for up to a maximum of eight meetings) and $7,500 (for up to a maximum of four meetings), respectively. Other members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $12,000 (for up to a maximum of ten meetings), $5,000 (for up to a maximum of eight meetings) and $2,500 (for up to a maximum of four meetings), respectively. All non-employee chairpersons and members of our Board and committees receive $1,000 for each meeting they attend in person or by telephone above the maximum number of meetings for the Board and committees on which they serve.

Prior to July 1, 2008, we paid non-employee members of our Board of Directors, other than the chairperson of our Board and the chairperson of our Audit Committee, an annual cash retainer of $17,500. The chairperson of our Board previously received an annual cash retainer of $50,000 and the chairperson of our Audit Committee an annual cash retainer of $32,500. All non-employee directors used to receive $3,000 for each of our regularly scheduled quarterly meetings of our Board attended in person and $1,000 for each of our regularly scheduled quarterly committee meetings attended in person. Prior to July 1, 2008, we paid each non-employee director $1,000 for each non-scheduled meeting of our Board or committee meeting attended by telephone.

Equity Compensation

With the exception of Ms. Miles, each non-employee director also receives an annual grant of restricted stock. In 2008, the grant was made on August 8, 2008, pursuant to the non-employee director compensation program adopted in July 2008. The number of shares granted to each of our non-employee directors in 2008 was equal to $85,000 divided by the fair market value of our common stock on the date of grant. The shares granted vest 100% on the first anniversary of the date of grant, subject to the director remaining a member of our Board of Directors. In 2008, we did not grant our non-employee chairperson of our Board of Directors any additional grants of restricted stock. In lieu of a restricted stock grant in 2008, Ms. Miles received additional cash compensation equal to $85,000 due to her position with Save the Children Federation and its policies on stock ownership. The equity compensation to be received by non-employee directors in 2009 is currently being evaluated by our Compensation Committee, and the Committee is likely to recommend an increase to maintain competitiveness with our peer group. We anticipate that the amount of such equity compensation will be determined after re-election of the directors at the annual meeting.

Stock Ownership Guidelines

Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she shall be expected to accumulate, through equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions. Due to the stock ownership policies of Save the Children Federation, Ms. Miles is exempt from the Non-Employee Directors’ Stock Ownership Guidelines.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above. We strongly encourage continuing director education, and had a mandatory session as a part of our regular March meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Board of Directors who served on the Compensation Committee during 2008 were Chairman Marco W. Hellman, Timothy Chou, and John P. McConnell. None of these individuals has ever served as an officer or employee of ours. Marc E. Chardon, our President and Chief Executive Officer, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except Mr. Chardon is excluded from discussions regarding his own salary, bonus and equity compensation. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. The written charter for our Audit Committee authorizes and the Nasdaq Marketplace Rules require it to review and approve related party transactions. In reviewing related party transactions, the Audit Committee applies the basic standard that they should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below agreements we have with our officers, directors, principal stockholders and their affiliates under which payments exceeding $120,000 were made in 2008.

We entered into a lease agreement dated as of October 13, 1999 with Duck Pond Creek, LLC to lease the space for our headquarters in Charleston, South Carolina (“1999 Lease”). On December 5, 2008, we replaced the 1999 Lease with a new lease agreement (the “2008 Lease”). Duck Pond Creek is a South Carolina limited liability company, 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of our executive officers. In 2008, we made payments to Duck Pond Creek under the 1999 Lease and 2008 Lease totaling approximately $4,581,402. Under the 2008 Lease, the base rent escalates annually at a rate equal to the change in the consumer price index, as defined in the agreements, not to exceed 5.5% in any year. In addition, Duck Pond Creek will reimburse us an aggregate amount of $4 million for leasehold improvements. Based on publicly-available survey data of office space rental rates in our area at the time we entered into 1999 Lease and 2008 Lease, we believe that the agreements are on terms at least as favorable to us as could have been obtained from an unaffiliated third party. The 1999 Lease and 2008 Lease were approved by all members of our Audit Committee and all of its disinterested directors.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws, a copy of which was attached as Exhibit 3.3 to our Current Report on Form 8-K filed with the SEC on December 23, 2008. No stockholder proposals were received for consideration at our 2009 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2010 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2010; provided, however, that if the date of the 2010 annual meeting is more than 30 days before or after June 16, 2010, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2010 annual meeting or (2) the 10th day following the first public announcement of the date of the 2010 annual meeting.

Under our Bylaws, in order for a stockholder to bring any business before a stockholder meeting including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise, the stockholder must provide us written notice not more than 75 and not less than 45 days before the meeting in writing by registered mail, return receipt requested. Any such notice must set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, therefrom; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

HOUSEHOLDING MATTERS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Annual Report, this Notice and Proxy Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of proxy statement either now or in the future, please contact our Corporate Secretary either by calling (800)-443-9441 or by writing to our Corporate Secretary at our principal offices located at 2000 Daniel Island Drive, Charleston, South Carolina 29492. Upon written or oral request to our Corporate Secretary, we will provide a separate copy of the Annual Report and this Notice and Proxy Statement. In addition, stockholders sharing an address can request delivery of a single copy of proxy statements if they are receiving multiple copies upon written request to our Corporate Secretary at the address and telephone number stated above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC is accessible free of charge on our website at http://proxy.blackbaud.com. It contains audited financial statements covering our fiscal years ended December 31, 2008, 2007 and 2006. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-866-900-BLKB or sending an e-mail to solutions@blackbaud.com. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2009

Directions to 2009 Annual Meeting at Blackbaud Headquarters

2000 Daniel Island Drive

Charleston, South Carolina

From the Airport

Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue to the 1st stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From Downtown Charleston

Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From South of Charleston

Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on 526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From North of Charleston

Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From West of Charleston

Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLACKBAUD, INC.

ARTICLE I.

The name of the corporation is “Blackbaud, Inc.” (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 15 East North Street, in the City of Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

Section 1.    Authorized Shares. The Corporation shall have authority to issue Two Hundred Million (200,000,000) shares of capital stock, of which One Hundred Eighty Million (180,000,000) shares shall be designated Common Stock (“Common Stock”), par value $0.001 per share, and of which Twenty Million (20,000,000) shares shall be designated Preferred Stock (“Preferred Stock”), $0.001 par value per share.

Section 2.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock (but not below the number of shares of any such series then outstanding).

Section 3.    Voting of Shares. Except as otherwise provided by law, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes on which stockholders are entitled to vote. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class. No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V.

Section 1.    Board of Directors. The Board of Directors of the Corporation shall have that number of directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible. The initial classification of directors shall be determined in accordance with a resolution or resolutions adopted by the Board of Directors. The term of office of the first class shall expire at the first annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2005, the term of office of the second class shall expire at the second annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2005, and the term of office of the third class shall expire at the third annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2005. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

Section 2.    Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires and until such director’s successor shall have been duly elected and qualified; provided, however, that if such vacancy was caused by an action of the stockholders, the vacancy shall be filled only by a majority of the votes entitled to be cast by shares actually present in person or represented by proxy at the meeting and entitled to vote on the matter. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors as evenly as is practicable among the three classes of directors. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3.    Removal. Any director or the entire Board of Directors may be removed from office at any time with or without cause, but only by the affirmative vote of holders of at least a majority of the total voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”).

Section 4.    Procedures for Elections of Directors. Unless and except that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI.

Any action required or permitted to be taken by stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Voting Stock were present and voted.

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Board of Directors, or as otherwise set forth in the Bylaws of the Corporation.

ARTICLE VII.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

ARTICLE VIII.

Section 1.    Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2.    Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including reasonable attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 3.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ARTICLE IX.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, other than Sections 3.4 and 3.12, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE X.

The Corporation shall be governed in all manner and respects by the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”).

¢

BLACKBAUD, INC.

PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2009, and hereby appoints Marc E. Chardon and Timothy V. Williams and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Blackbaud, Inc., to be held on Tuesday, June 16, 2009 at 10 a.m. Eastern Time at the company’s headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492 and at any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

BLACKBAUD, INC.

June 16, 2009

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20230300000000000000 4	061609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE LISTED CLASS B DIRECTOR NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2012, PROPOSAL 2 AND PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS

SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. The Board of Directors recommends a vote FOR the listed Class B director nominees for a three-year term expiring in 2012.			2. The Board of Directors recommends a vote FOR the proposal to approve the Amended and Restated Certificate of Incorporation of Blackbaud, Inc.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O George H. Ellis O Andrew M. Leitch

3.  The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

				☐	☐	☐

☐ FOR ALL EXCEPT (See instructions below)			In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢		¢